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EXHIBIT 21

BALTEK CORPORATION AND SUBSIDIARIES

Subsidiaries of Registrant

December 31, 2002

        The following corporations are direct or indirect subsidiaries of the Company:

	Where Incorporated	Voting Securities Owned
Balmanta S.A.	Ecuador	100%
Compania Ecuatoriana de Balsa, S.A.	Ecuador	100%
Maderas Secas C.A.	Ecuador	100%
Marines C.A.	Ecuador	100%
Plantaciones De Balsa, S.A.	Ecuador	100%
Productos del Pacifico, S.A.	Ecuador	100%
Recorcholis, S.A.	Ecuador	100%
Balsa Ecuador Lumber Corporation	New Jersey	100%
Balsa Development Corporation	New Jersey	100%
Sanlam Corporation	New York	100%
Baltek Foreign Sales Corporation	U.S. Virgin Islands	100%
Crustacea Corporation	Delaware	100%
Cryogenic Structures Corporation	Delaware	94	%(1)
Baltek International Corporation	Delaware	100%
Baltek Mercosur, L.L.C.	New Jersey	100%
Pacific Timber Ltd.	Great Britain	100	%(1)
Baltek GmbH	Germany	100	%(1)
Baltek, S.A.	France	100	%(1)
Baltek, Ltd.	Great Britain	100	%(1)
Baltek Scandinavia Aps	Denmark	100	%(1)

(1)
Includes qualifying shares in the names of individuals associated with the Company.

21

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  EXHIBIT 21
BALTEK CORPORATION AND SUBSIDIARIES Subsidiaries of Registrant December 31, 2002